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NYFIX Introduces Commission Management Program
New Service Allows Buy-side to Separate Research Payments from Trading

NEW YORK, October 10, 2007 - NYFIX Inc. (Pink Sheets: NYFX), a trusted provider of innovative solutions that optimize trading efficiency, today introduced through its NYFIX Securities Corporation broker-dealer subsidiary a Commission Management Program that provides buy-side firms the ability to allocate commissions for trades executed via NYFIX to participating brokers as payment for research or other soft dollar services. The move follows recent FINRA approval of the application by NYFIX’s broker-dealer subsidiaries to offer Client Commission Arrangements (CCAs), sometimes referred to as Client Sharing Agreements (CSAs), to their buy-side customers. The Commission Management Program will be available in connection with all NYFIX agency brokerage services, including Direct Market Access (or DMA), algorithms, and access to NYFIX Millennium® ATS.

Clients who sign up for the program will be able to utilize NYFIX’s neutral and independent trade execution services without having to sacrifice existing relationships with trusted research providers. Later this fall clients will also be able to manage their commission allocations online with a broad range of commission management tools including reporting as well as payments and regulatory guidance, significantly increasing workflow efficiencies.

Via this online service, each client will be provided the ability to fully customize its accounts, allowing for the adjustment of any number of parameters including remittances, reports and budget forecasts, to best fit their individual needs. Online access to accounts will allow for efficiency, faster bill payment, and easier invoice approval, along with the ability to direct CCA payments. Additionally, NYFIX will provide each client with a dedicated account representative to assist as needed.

“Increased demand for transparency related to commission allocation, coupled with rising trade volumes, an abundance of independent research, and the potential unbundling of research and execution costs, all indicate that the time is right for NYFIX to introduce this program,” said Zoe Boza, Senior Vice President of the Commission Management Group, NYFIX, Inc. “Because of our market position as a trusted provider of innovative service offerings, including some of the industry’s most advanced trade automation tools and one of the industry’s largest non-displayed pools of liquidity, NYFIX Millennium, our Commission Management Program provides the buy-side a highly efficient means for managing commission dollars while at the same time achieving best execution.”

Sales Contact - For additional information regarding NYFIX’s Commission Management Program, please contact Brian Pears, Senior Vice President, NYFIX, Inc. on 646-525-3025.

About NYFIX, Inc.
A pioneer in electronic trading solutions, NYFIX continues to transform trading through innovation. The NYFIX MarketplaceTM is a global community of trading counterparties utilizing innovative services that optimize the business of trading. NYFIX Millennium provides the Marketplace community with new methods of accessing liquidity. NYFIX also provides value-added informational and analytic services and powerful tools for measuring execution quality. A trusted business partner to buy-side and sell-side alike, NYFIX enables ultra-low touch, low impact market access and end-to-end transaction processing. NYFIX ranked 1st among 179 market participants for NYSE execution quality based on price in a recent study conducted by Celent LLC, a leading research and advisory firm for the securities industry.

Please visit http://www.nyfix.com for more information about NYFIX.

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